Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Subsidiary	State or Country of Incorporation or Organization
ArthroCare (Australasia) Pty Ltd. f/k/a TiMax Surgical Pty Ltd.	Australia
ArthroCare (Deutschland) AG f/k/a ArthroCare (Deutschland) GmbH	Germany
ArthroCare (Hong Kong) Limited	Hong Kong
ARTHROCARE CANADA LIMITED	Canada
ArthroCare Corporation Cayman Islands	Cayman Islands
ArthroCare Costa Rica, S.R.L.	Costa Rica
ArthroCare Europe AB	Sweden
ArthroCare France SARL	France
ArthroCare India Medical Device Private Limited	India
ArthroCare Luxembourg, S.`a.r.l.	Luxembourg
ArthroCare Medical Corporation	Nevada
ArthroCare Danmark ApS f/k/a ARTHROCARE SCANDINAVIA ApS f/k/a Ortoconcept ApS	Austria
ARTHROCARE SIGNAPORE PTE. LTD.	Singapore
ArthroCare UK Limited f/k/a ATLANTECH MEDICAL DEVICES LIMITED	United Kingdom
Atlantech Medical Devices (UK) Limited	England

Device Reimbursement Services, Inc.	Nevada
DiscoCare, Inc.	Delaware
ArthroCare Austria AG f/k/a Atlantech Medizinische Produkte Vertiebs-GmbH	Austria
ArthroCare BeNeLux B.V.	Netherlands
ArthroCare Medical Device (Beijing) Co. Ltd.	China
OC Acquisition Sub, LLC	California